Illumina Names Gary S. Guthart, Ph.D., to its Board of Directors, Adding Decades of Leadership Experience in Healthcare

SAN DIEGO - (BUSINESS WIRE) - November 8, 2017 - Illumina, Inc. (NASDAQ: ILMN) announced today that Gary S. Guthart will join the company’s Board of Directors on December 1, 2017. Dr. Guthart is President and Chief Executive Officer of Intuitive Surgical, a global leader in the field of robotic-assisted minimally invasive surgery.

Dr. Guthart joined Intuitive Surgical in April 1996 and has served as the Chief Executive Officer since January 2010. In July 2007, he was promoted to President, having assumed the role of Chief Operating Officer in February 2006. Prior to joining Intuitive Surgical, he was part of the core team developing the foundational technology for computer-enhanced surgery at SRI International (formerly Stanford Research Institute). Dr. Guthart served as a member of the Board of Directors of Affymetrix, Inc. from May 2009 until its acquisition by Thermo Fisher Scientific Inc. in March 2016.
“Gary is a talented leader who adds a tremendous breadth of industry knowledge and experience to our exceptional board of directors,” said Francis deSouza, Illumina President and Chief Executive Officer. “He will bring leadership, strategy and policy expertise in the healthcare sector as Illumina continues to drive adoption of genomics in clinical markets.”
Dr. Guthart received a B.S. in Engineering from the University of California, Berkeley and an M.S. and a Ph.D. in Engineering Science from the California Institute of Technology.
About Illumina
Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as the global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit www.illumina.com and follow @illumina.

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